CareTrust REIT Appoints Gregory K. Stapley to Board of Directors

SAN CLEMENTE, Calif.--(BUSINESS WIRE) -- CareTrust REIT, Inc. (NYSE:CTRE) (“CareTrust” or the “Company”) announced today the appointment of Greg Stapley to the Company’s Board of Directors (the “Board”), effective January 1, 2026.
Mr. Stapley brings a distinguished record of leadership and deep institutional knowledge of the healthcare real estate sector, having previously served as CareTrust’s President and Chief Executive Officer from the Company’s inception in 2014 to 2022. Prior to his tenure at the helm of CareTrust, Mr. Stapley was a co-founder of The Ensign Group, Inc. (“Ensign”), serving as its General Counsel and later as Executive Vice President until leading the spin-off of CareTrust from Ensign. Before Ensign, Mr. Stapley was a partner at a law firm, where his practice focused on real estate, business transactions, and government relations.
“We are thrilled to welcome Greg back home to the organization as a member of the Board,” said Dave Sedgwick, CareTrust’s President and Chief Executive Officer. Mr. Sedgwick continued, “Greg’s insights and experience are simply invaluable. His extensive understanding of our business, long-standing commitment to our organization and operator-focused culture, and his unparalleled multi-decade track record of success in seniors housing and post-acute care real estate will be tremendous assets to our exceptional Board as we continue to execute on our diversifying and accelerating pace of growth.”
Diana Laing, Chair of the Board, added, “It’s a pleasure to have Greg rejoin the organization as a director. Having seen his leadership and in-depth understanding of the healthcare space first-hand when he served as President and CEO of CareTrust, I am confident his contributions will help the Board and management team preserve the principles that have driven our success over the past decade while we scale thoughtfully in our next chapter.”
In connection with Mr. Stapley’s appointment, the Board unanimously approved an increase in the size of the Company’s Board of Directors from five to six directors.
About CareTrustTM
CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, senior housing and other healthcare-related properties. With a portfolio of long-term net-leased properties spanning the United States and United Kingdom, and a growing portfolio of quality operators leasing them, CareTrust is pursuing both external and organic growth opportunities across the US and internationally. More information about CareTrust REIT is available at www.caretrustreit.com.
IR Contact

CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com